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EXHIBIT 10.11

FULL RECOURSE PROMISSORY NOTE

$1,350,000.00 Palo Alto, California	September 10, 2001

    For value received, the undersigned promises to pay PAYPAL, INC., a Delaware corporation (the "Company"), at its principal office the principal sum of One Million Three Hundred Fifty Thousand Dollars and No Cents ($1,350,000.00) with interest from the date hereof at a rate of 5.12% per annum, compounded annually, on the unpaid balance of such principal sum. Such principal and interest shall be due and payable on August 13, 2005.

    If the undersigned's employment or consulting relationship with the Company is terminated prior to payment in full of this Note, this Note shall be immediately due and payable.

    Principal and interest are payable in lawful money of the United States of America. Amounts due under this Note may be prepaid at any time without penalty.

    THIS NOTE IS A FULL RECOURSE PROMISSORY NOTE. Should suit be commenced to collect this Note or any portion thereof, such amount of attorneys' fees and other collection fees paid by the Company as the court or arbitrator may deem reasonable shall be added to the principal amount herein. The makers and any endorsers severally waive presentment for payment, protest, notice of protest and notice of non-payment of this Note. This Note shall be construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

/s/ Peter Thiel Peter Thiel

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FULL RECOURSE PROMISSORY NOTE